UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SEACOAST BANKING CORPORATION OF FLORIDA
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐    Fee paid previously with preliminary materials

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SEACOAST BANKING CORPORATION OF FLORIDA

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 7, 2025
FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, MAY 19, 2025

This supplement (the “Supplement”) amends and supplements the Definitive Proxy Statement of Seacoast Banking Corporation of Florida, (the “Company”) filed with the Securities and Exchange Commission on April 7, 2025 (the “Proxy Statement”) and provided to shareholders of the Company in connection with the Company’s 2025 Annual Meeting of Shareholders to be held on Monday, May 19, 2025. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about May 7, 2025.

Additional Information Related to Proposal 3: Approval to Amend the Company’s Amended 2021 Incentive Plan to Increase Authorized Shares

On May 6, 2025, the Company elected to revise the amendment to the Company’s Amended 2021 Incentive Compensation Plan (the “2021 Plan”) to reduce the proposed number of additional shares authorized from 2,000,000 to 1,000,000. If Proposal 3 is approved, the number of shares authorized for grant under the 2021 Plan would equal 4,750,000 shares of the Company’s common stock.

In addition, the Company wishes to provide updated information regarding outstanding awards. Following March 24, 2025 (the “Record Date”), the Company granted annual awards to employees with respect to approximately 983,681 shares. As of May 1, 2025, there were outstanding awards of approximately 594,976 previously granted stock options, which have a weighted-average exercise price of $22.83 per share and a weighted-average remaining contractual life of 2.4 years, and approximately 1,086,947 shares underlying outstanding full value awards; and as of that date approximately 1,046,223 shares remained available for grant under the Company’s 2021 Plan.

The revision to the 2021 Plan, in its entirety, consists of the following changes to Section 5.1 of the 2021 Plan:

“5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 4,750,000, plus a number of shares (not to exceed 269,979) underlying awards outstanding as of the Effective Date under the Prior Plan that thereafter terminate or expire unexercised or are cancelled, forfeited or lapse for any reason. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 4,750,000. From and after the Effective Date, no further awards shall be granted under the Prior Plan and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.”

The treatment of awards upon a change in control under the 2021 Plan is not changed by the proposed amendment and was described in the Proxy Statement, but the Company wishes to restate the description of such treatment here for the convenience of the shareholders. Unless otherwise provided in an award certificate or any special plan document governing an award under the 2021 Plan:

1) upon the occurrence of a change in control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board:
•all outstanding options and SARs will become fully vested and exercisable;
•all time-based vesting restrictions on outstanding awards will lapse as of the date of the change in control; and
•the payout opportunities attainable under all outstanding performance-based awards will vest based on target (if the change in control occurs during the first half of the performance period) or actual performance measured (if greater) as of the date of the change in control (if the change in control occurs during the second half of the performance period), and

2) with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined in the 2021 Plan), then:
•all of that participant’s outstanding options and SARs will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and the payout opportunities attainable under all outstanding performance-based awards will vest based on target (if the change in control occurs during the first half of the performance period) or actual performance measured as of the end of the calendar quarter immediately preceding the change in control (if the change in control occurs during the second half of the performance period). In both cases, the awards will payout on a pro rata basis, based on the time elapsed prior to the change in control.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.

Your vote is important. Please carefully consider the proposals included in the Proxy Statement, as well as matters disclosed in these supplemental proxy materials, and vote in favor of such proposals, including in favor of Proposal 3, Approval to Amend the Company’s Amended 2021 Incentive Plan to Increase Authorized Shares.

If you have voted against Proposal 3 and would like to revoke your prior vote and vote in favor of Proposal 3, you can do so at any time before the polls close at the Annual Meeting by:

(1)timely submitting another proxy via the telephone or internet;
(2)delivering to Seacoast a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy, with such written notice to be sent to: 815 Colorado Avenue, P.O. Box 9012, Stuart, Florida 34995, Attention: Corporate Secretary;
(3)signing and delivering to Seacoast a proxy card relating to the same shares and bearing a later date; or
(4)attending the Annual Meeting and voting in person by written ballet, although attendance at the meeting will not, by itself, revoke a proxy.

Please note that if you have voted through your broker, bank or other nominee and you wish to change your vote on Proposal 3, you must follow the instructions received from such entity to change your vote.